Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of VALIC Company I of our report dated July 27, 2020, relating to the financial statements and financial highlights, which appears in Mid Cap Strategic Growth Fund’s and Small-Mid Growth Fund’s (two of the funds constituting VALIC Company I) Annual Report on Form N-CSR for the year ended May 31, 2020; of our report dated October 27, 2020, relating to the financial statements and financial highlights, which appears in Mid Cap Growth Fund’s (one of the funds constituting VALIC Company II) Annual Report on Form N-CSR for the year ended August 31, 2020.  We also consent to the references to us under the headings “Service Providers” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
January 21, 2021